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                                  NEWS RELEASE


                                    ALKERMES

FOR IMMEDIATE RELEASE

               ALKERMES AND ALZA ANNOUNCE AGREEMENT TO DEVELOP AND
             COMMERCIALIZE RMP-7(TM) FOR DELIVERY OF DRUGS TO BRAIN


CAMBRIDGE, MA AND PALO ALTO, CA, OCTOBER 6, 1997 -- Alkermes, Inc. (NASDAQ:
ALKS) and ALZA Corporation (NYSE: AZA) today announced that they have entered into an agreement relating to the development and commercialization of RMP-7, Alkermes' proprietary agent for facilitating drug delivery to the brain. Under terms of the agreement, ALZA will make a $10 million upfront payment to Alkermes to fund clinical development; in return, ALZA will have the option to acquire exclusive worldwide commercialization rights to RMP-7. If ALZA chooses to exercise its option, ALZA will make additional payments to cover costs associated with advanced clinical development. If RMP-7 is commercialized successfully by ALZA, ALZA will pay Alkermes certain milestone payments. Alkermes would be responsible for the manufacturing of RMP-7, and the two companies would share equally in profits from sales of the product.

"RMP-7 has the potential to be an exciting addition to ALZA's oncology pipeline," said Dr. Ernest Mario, ALZA's co-chairman and chief executive officer. "This agreement fits well with our strategy of acquiring rights to novel products under development as well as products currently on the market, both approaches being instrumental to building ALZA's franchise in oncology therapies."

"This collaboration will expand and accelerate the development of RMP-7 into additional clinical indications," said Richard F. Pops, chief executive officer of Alkermes. "With its focus on oncology and its vast experience in advanced drug delivery technologies, ALZA is an excellent commercialization partner for RMP-7."



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RMP-7 is designed to facilitate the delivery of pharmaceutical compounds to the brain by transiently increasing the permeability of the blood-brain barrier. RMP-7's safety, tolerability in combination with other drugs, as well as preliminary efficacy have been tested in a series of clinical trials in more than 600 human subjects. Alkermes has focused the development of RMP-7 on improving the therapeutic utility of the chemotherapeutic agent carboplatin in the treatment of patients with brain tumors. Alkermes has completed four Phase II clinical trials of RMP-7 and carboplatin in patients with recurrent, malignant brain tumors, and is currently designing its Phase III program.

RMP-7 is being developed by Alkermes for Alkermes Clinical Partners, L.P., a limited partnership which raised $46 million in 1992 to develop RMPs (receptor mediated permeabilizers). Alkermes has the option to purchase the partnership's technology.

Alkermes, Inc. is a leader in the development of products based on sophisticated drug delivery technologies. Alkermes' focus is on two important drug delivery opportunities: (1) controlled, sustained release of injectable drugs lasting several days to several weeks; and (2) the delivery of drugs into the brain past the blood-brain barrier. In addition to its Cambridge, Massachusetts headquarters, Alkermes operates a manufacturing facility in Ohio and a medical affairs office in Cambridge, England.

ALZA Corporation, headquartered in Palo Alto, California, is a leader in the development and commercialization of innovative pharmaceutical products using advanced drug delivery technologies to add medical and economic value to drug therapies.


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Contact:
Richard F. Pops           Investor Relations:   Michael Boennighausen/Investor
Chief Executive Officer   Lisa Burns            Relations
Alkermes, Inc.            Burns McClellan       Anneke Cole/Media Relations
(617) 494-0171            (212) 213-0006        ALZA Corporation
                                                650-494-5222




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